Exhibit 23.4
[Letterhead of Ryder Scott Company, L.P.]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of ECA Marcellus Trust I and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of reserves and revenues from certain royalty interests of ECA Marcellus Trust 1 as of December 31, 2010, and the inclusion of our report in the Registration Statement and prospectus in Annex A.
We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,
/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

March 11, 2011
Denver, CO